Exhibit 10.02

                        Agreement Between

   Vivid Technologies Inc. and Ambassador L. Paul Bremer, IIII

     This agreement is entered into, effective from this date, between Vivid Technologies, Inc. ("Vivid") and Ambassador L. Paul Bremer, III ("Ambassador Bremer"). Under the terms of this agreement, Vivid engages Ambassador Bremer, and Ambassador Bremer agrees, to provide Vivid as required with advice ad counsel on international political, economic, and commercial developments which may effect Vivid's business interests in various countries around the world.

     In compensation for Ambassador Bremer's advice and counsel, Vivid agrees to pay Ambassador Bremer $25,000 per year. Payment will be made quarterly in advance with the first payment due on the date of this agreement.

Agreed and accepted:

By: /s/ S. David Ellenbogen     By: /s/ L. Paul Bremer, III

Vivid Technologies, Inc.        L Paul Bremer, III

The term of this Agreement (the "Term") shall commence on the date of Vivid's execution of this Agreement and shall end on the first anniversary thereof; provided, however, that the Term of this Agreement shall automatically be extended for additional periods of twelve (12) months each unless and until either party shall give written notice of termination to the other party not less than 90 days prior to the scheduled commencement of any such extended period. In no event shall the termination of this Agreement affect or modify Vivid's obligation to pay the Fees as set forth above.